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                                                                  Exhibit 10.121

                           PURCHASE AND SALE AGREEMENT

                                 BY AND BETWEEN

                 MCKESSON MEDICAL SURGICAL MINNESOTA SUPPLY INC.

                                    AS BUYER,

                                       AND

                       ADVOCAT DISTRIBUTION SERVICES, INC.

                                       AND

                      DIVERSICARE MANAGEMENT SERVICES, INC.

                                 AS SHAREHOLDER

                          DATED AS OF NOVEMBER 4, 2004

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                           PURCHASE AND SALE AGREEMENT

          THIS PURCHASE AND SALE AGREEMENT (the "Agreement") is made and dated as of this 4th day of November, 2004, by and between McKesson Medical-Surgical Minnesota Supply Inc. a Minnesota corporation ("Buyer"), Advocat Distribution Services, Inc., a Tennessee corporation ("Seller") and Diversicare Management Services, Inc. ("Shareholder").

                                    RECITALS

          A. Buyer desires to purchase certain assets owned or used by Seller related exclusively to the medical supply business of Seller (the "Business"), but not the internet based direct purchase business of Seller known as "Care Products Direct" and/or "Senior Products Direct" (the "Retained Business"), on the following terms and conditions. For purposes of certainty, the Retained Business includes only the aspects of the business associated with direct internet purchases.

          B. Seller desires to sell such assets to Buyer, on the following terms and conditions.

          NOW, THEREFORE, in consideration of the recitals and the mutual covenants, representations, warranties, conditions, and agreement hereinafter expressed, the Parties agree as follows:

                                    ARTICLE I

                                PURCHASE AND SALE

          1.1 Purchased Assets.

          In accordance with the terms and subject to the conditions hereof, Seller hereby agrees to sell, convey, assign and deliver to Buyer, and Buyer hereby agrees to purchase, assume and accept from Seller, all right, title and interest of Seller in and to the following:

               (a) The customer agreements, identified on Schedule 1.1(a) (the "Customer Agreements"), including their successors and assigns.

               (b) The customer lists described on Schedule 1.1(b), including non-Avante and Avante customers as identified on Schedule 1.1(b) (all customers identified on Schedule 1.1(a) and Schedule 1.1(b), are hereinafter "Customers");

               (c) Copies of all business records and other documents, discs, tapes and other records related to the assets detailed in subparts (a) and (b) above, including (but not limited to) all sales data, customer lists and records, accounts, bids, contracts, supplier records, drawings, designs, specifications, process information, performance data, and other information or data related to the Business.

               (d) The foregoing assets and business to be purchased hereunder are herein sometimes collectively called the "Assets". The Assets shall not include cash, certificates

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of deposit, investments, notes receivable, amounts due from officers or employees, prepaid expenses, interest receivable, life insurance, refunds, rebates, accounts receivable accrued through the execution of this Agreement or any assets related to the Retained Business or any assets not described in Sections 1.1 (a), (b) or (c) or listed on Schedule 1.1 (the "Excluded Assets").

          1.2 Assumed Liabilities.

               (a) Subject to the terms and conditions hereof, on the execution hereof, Seller agrees to assign and transfer to Buyer and Buyer agrees to assume only the obligations and liabilities of Sellers under the Customer Agreements identified on Schedule 1.1(a). The obligations and liabilities referred to in this Section 1.2(a) are herein sometimes collectively called the "Assumed Liabilities".

               (b) Notwithstanding the foregoing, if the assignment and transfer of any of the Assumed Liabilities would cause a breach thereof and if no required consent to such assignment and transfer has been obtained from the third parties involved, then, without limiting the effects of any representations and warranties hereunder, such Assumed Liabilities shall not be assigned and transferred to Buyer, and Buyer shall not assume any of the obligations and liabilities with respect thereto, but, instead, the Seller shall continue to hold its interests in and be obligated under and for such Assumed Liabilities, with such Assumed Liabilities to be held by Seller in trust for the benefit of Buyer, and with Seller to receive in trust and remit as promptly as possible to Buyer any money paid thereunder to Seller and Seller shall cooperate in any reasonable arrangement or action requested by Buyer to secure for Buyer all benefits under such Assumed Liabilities; provided however, at and effective as of such time as any such required consent with respect to such Assumed Liability shall be obtained, such Assumed Liability shall forthwith be transferred and assigned to the Buyer, and all related obligations and liabilities of Seller shall be simultaneously assumed by the Buyer hereunder.

               (c) Except as expressly provided in Sections 1.2(a) and 1.2(b) Buyer does not hereby and will not assume or become liable for or successor to and shall not be obligated to pay or satisfy any obligation, debt or liability whatsoever, contingent or otherwise, of Seller or its respective affiliates with respect to the Business, the Retained Business or the Excluded Assets or otherwise, including, without limitation, (i) any liability for any taxes or governmental charges, assessments or contributions of any nature whatsoever,
(ii) any liability for employment matters (whether in connection with or related to employee benefit matters, employment agreements, labor agreements, plans or arrangements, employment discrimination matters, worker's compensation and occupational safety and health matters, labor disputes, unfair labor practices, claims for overtime, back wages, vacation or minimum wage or otherwise), or
(iii) any claim, liability or obligation relating to or arising out of circumstances or occurrences or the operations of Seller, the Business or the Customer Contracts on or prior to the consummation of the transactions contemplated hereby. No other statement in or provision of this Agreement other than in Section 1.2(a) and 1.2(b) and no other statement, written or oral, action, or failure to act includes or constitutes any such assumption or agreement, and any statement to the contrary by any person is unauthorized and hereby disclaimed.

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          1.3  Unfulfilled Orders.

               (a) Buyer agrees to fulfill, invoice and collect payments for any orders for medical supplies received by Seller but not processed prior to the date hereof, as set forth on Schedule 1.3 or received by Buyer and Seller on November 4, 2004 (the "Unfulfilled Orders"). The Unfulfilled Orders are the property of Buyer, and Seller shall have no rights with respect thereto, including for the payments received with respect thereto.

          1.4 Purchase Price.

               (a) The purchase price (the "Purchase Price") to be paid to Seller for the sale of the Assets to Buyer as provided for herein shall be Two Hundred Twenty-five Thousand Dollars ($225,000) ("Preliminary Purchase Price"), plus the Earn Out Consideration calculated pursuant to Section 1.4(c). One Hundred Twenty-five Thousand Dollars of the Preliminary Purchase Price shall be paid by Buyer to Seller in cashier's check or wire transfer of immediately available funds upon execution hereof. The remaining One Hundred Thousand Dollars of the Preliminary Purchase Price shall be paid by Buyer to Seller in cashier's check or wire transfer of immediately available funds so long as Larry Reger does not rescind the Non-Compete Agreement referenced in Section 1.6(c) below. In the event Larry Reger does not rescind the Non-Compete Agreement, Buyer shall pay Seller the remaining Preliminary Purchase Price eight (8) calendar days from the date hereof.

               (b) The Seller shall be entitled, in the aggregate, to additional consideration (the "Earn Out Consideration") and Buyer shall also make additional payments, if any calculated and payable in accordance with the terms and provisions of Section 1.5 below.

               (c) The Purchase Price provided for in this Agreement has been determined by the parties through good faith arms-length bargaining to be the fair market value of the assets transferred to Buyer hereunder and is in full consideration of Seller's sale, transfer and delivery of Assets. No amount paid hereunder is intended to be, nor shall it be construed as, an offer or payment made, directly or indirectly, overtly or covertly, to induce the referral of patients, the purchase, lease or order of any item or service, or the recommending of or arranging for the purchase, lease or order of any item or service.

          1.5 Earn-Out Consideration.

               (a) For each of the first eight three month periods following the execution of this Agreement (each a "Measurement Period") and ending on the second anniversary thereof, Buyer shall pay to Seller an amount equal to (A) 75% of the total of (i) Gross Margin, if any, minus (ii) Bad Debt, relating to Buyer's invoiced sales transactions for such period from all Avante Customers, as identified on Schedule 1.1(b) and (B) 20% of the total of (i) Gross Margin, if any, minus (ii) Bad Debt, relating to Buyer's invoiced sales transactions for such period from all Non-Avante Customers, as identified on Schedule 1.1(b). The maximum aggregate payout to Seller under this Section 1.5, Earn Out Consideration, shall be Five Hundred Forty Thousand Dollars ($540,000.00).

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               (b) Within thirty (30) days following each of the Measurement
Periods, Buyer shall determine the amount due Seller, if any, under this Section
1.5. Specifically, within thirty (30) days following the end of each Measurement Period, Buyer shall calculate the Gross Margin relating to Buyer's invoiced sales transactions from the Customers for such period. Buyer shall deduct any Bad Debt charged which relates to Buyer's invoiced sales transactions for such period from the Customers during the Measurement Period from the Gross Margin as calculated in the preceding sentence. To the extent any additional payments are owed to Seller, such payments shall be made by Buyer within thirty (30) days after the end of such Measurement Period. To the extent Buyer subsequently determines it has overpaid Seller under this Section 1.5(b), such overpayment shall be credited against payments owed by Buyer to Seller in any subsequent Measurement Period, or if no additional payments are due hereunder, such overpayment shall be refunded by Seller to Buyer as provided in the Bad Debt Adjustment Amount calculation provided in Section 1.5(c).

               (c) Within two hundred ten (210) days following the eighth Measurement Period, Buyer shall calculate as of the one hundred eightieth (180th) day following the end of eighth Measurement Period, the difference between (i) the total invoiced amount from all sales transactions from the Customers that remains uncollected from all Measurement Periods minus (ii) the total amount of Bad Debt deducted from the earn-out payments made pursuant to this Section 1.5 for all Measurement Periods (the "Bad Debt Adjustment Amount"). To the extent the Bad Debt Adjustment Amount is a negative number, Buyer shall pay Seller its share of the resulting amount as set forth in 1.5(a) above. To the extent the Bad Debt Adjustment Amount is a positive number, Seller shall refund to Buyer Seller's share of the resulting amount as set forth in 1.5(a) above. The payment of the Bad Debt Adjustment Amount due from Buyer shall be made by Buyer within two hundred ten (210) days following the end of the eighth Measurement Period. Any payment of the Bad Debt Adjustment Amount due from Seller shall be made by Seller within thirty (30) days following the receipt by Seller of the documentation of the calculation of Bad Debt Adjustment Amount as provided in Section 1.5(d).

               (d) Within thirty (30) days after the end of each Measurement Period Buyer will provide to Seller documentation of the calculation of the Gross Margin and Bad Debt according to Buyer's internal accounting practices as specified by GAAP consistently applied and in accordance with this Agreement. Within two hundred ten (210) days after the end of the eighth Measurement Period, Buyer will provide to Seller documentation of the calculation of the Bad Debt Adjustment Amount and in accordance with this Agreement. Seller or Seller's duly authorized agent, who shall be subject to a non-disclosure agreement reasonably satisfactory in form and substance to Buyer, shall have the right, at all reasonable times, during normal business hours, and upon the giving of reasonable notice, to examine, inspect and audit the records of Buyer pertaining to such calculations. Seller agrees that any documentation pertaining to such calculations that is copied by Seller will be used solely for the purpose of evaluating such calculations, and that Seller will keep such documentation strictly confidential. In the event that Seller disputes any payments made pursuant to this Section 1.5, it shall notify Buyer within thirty (30) days following payment by Buyer, or notification by Buyer that no amount is due, with respect to a Measurement Period. If Seller does not so notify Buyer, Buyer's calculations of Gross Margin, Bad Debt and payment, if any, to Seller shall be deemed final.

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               (e) For the purposes of calculating any additional payments in this Section 1.5, the following terms shall have the meanings specified.

               "GROSS MARGIN" means (expressed in dollars) the purchase price of all products sold by Buyer to all of the Customers invoiced by Buyer during the applicable Measurement Period; less Sales Returns, Allowances and other credits to customers; less Buyer's weighted average cost of product; plus customer charge back rebates.

               "SALES RETURNS" means credit at original Customer invoice prices for product returned by the Customer to Buyer less applicable restocking charges plus any actual freight charges incurred by Buyer for the return of the product, whether or not such return is pursuant to a transaction occurring prior to or after execution hereof.

               "ALLOWANCES" means credits to the Customer related to adjustments to the original invoice price and/or freight charged.

               "BAD DEBT" means the estimate of invoices that will be deemed non-collectible in the future pursuant to Buyer's policies and where credit is not issued for pricing or return of products. Seller expressly acknowledges and agrees that the determination of Bad Debt shall be determined by Buyer, consistent with its trade credit policies and practices, as disclosed in Schedule 1.5 to this Agreement.

               "WEIGHTED AVERAGE COST OF PRODUCT" means Buyer's purchase order acquisition cost from vendors plus freight to Buyer's warehouses, and import duties and brokerage fees. Weighted average item costs are obtained by combining beginning inventory item costs with current daily purchase costs and by dividing the combined costs by the beginning inventory units on hand plus daily units received.

               "CUSTOMER CHARGE BACK REBATES" means rebates from vendors or manufacturers directed at specific Customers excluding any rebates relating to Buyer's prompt pay discounts, annual purchase incentive or volume incentive agreements.

               (f) No portion of the payment calculation shall be based on, and Gross Margin shall not include, any of the following:

                    (i) Revenues generated pursuant to the contracts for supplies provided by the Buyer directly to a patient of a Customer and billed directly to Medicare Part B or a State Medicaid Program;

                    (ii) Revenues generated from use of software systems;

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                    (iii) Revenues generated for billing services; or

                    (iv) Revenues from purchases of products by any current or future customer of Buyer, except as set forth on Schedule 1.1.

               (g) During the Term and following the expiration or earlier termination of this Agreement, Seller shall not directly or indirectly, in any manner, recommend, influence, encourage, or cause Customers to purchase products from Buyer.

               (h) The parties agree to negotiate in good faith to resolve any disagreement over amounts owed. In the event the parties cannot resolve such disagreement based on good faith negotiations within thirty (30) days of receipt of such notice, the parties agree to arbitrate such issue as described in paragraph 1.5(i) below.

               (i) All payments shall be made in the form of cash, wire transfer, certified check or bank check.

               (j) The parties hereby agree to submit all disputes with respect to payments to be made (or the methods of calculation thereof) under this
Section 1.5 ("Earn Out Disputes") to arbitration under the following provisions, which arbitration shall be final and binding upon the parties, their successors and assigns. The following provisions constitute a binding arbitration clause under applicable law.

               The arbitration shall be conducted in Minneapolis, Minnesota, by a panel of three arbitrators selected by agreement of the parties not later than 10 days after delivery of a demand for arbitration, or failing such agreement, appointed pursuant to the commercial Arbitration Rules of the American Arbitration Association, as amended from time to time (the "AAA Rules"). If an arbitrator becomes unable to serve, his or her successor(s) shall be similarly selected or appointed. The arbitration shall be conducted pursuant to the Federal Arbitration Act and the AAA Rules. All hearings shall be conducted on an expedited schedule, and all proceedings shall be confidential. Any party may at its expense make a stenographic record thereof.

               Notwithstanding the foregoing: (i) each party shall be allowed to conduct discovery through written requests for information, document requests, requests for stipulations of fact, and depositions; (ii) the nature and extent of such discovery shall be determined by the arbitrators, taking into account the needs of the parties and the desirability of making discovery expeditious and cost-effective; (iii) the arbitrators may issue orders to protect the confidentiality of information to be disclosed in discovery; and (iv) the arbitrators' discovery rulings may be enforced in any court of competent jurisdiction.

               The arbitrators shall complete all hearings not later than 90 days after selection or appointment and shall make a final determination not later than 30 days thereafter. The determination shall be in writing and shall specify the factual and legal bases for the determination. All reasonable, out-of-pocket costs and expenses of the arbitration, including the

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arbitrators' fees and expenses and fees and expenses of experts and attorneys
("Arbitration Costs") shall be paid by the non-prevailing party. In the event that the final determination states that Buyer wrongfully offset or deducted payments to Seller and Buyer is required to make a payment to Seller under such final determination, such payment shall bear interest at the prime rate of interest as published in the Wall Street Journal on the date of the final determination for the period beginning on the date at which such payment should have been made pursuant to this Section 1.5.

          1.6 Documents at Signing

          Simultaneously with the execution hereof, Seller is executing and delivering to Buyer, or causing to be executed and delivered to Buyer, the following (the "Related Agreements"):

               (a) Bill of Sale transferring to Buyer good and marketable title to the Assets by Seller, free from all liens and encumbrances to Buyer, in the form attached hereto as Exhibit A.

               (b) Assignment and Assumption Agreement in the form attached hereto as Exhibit B.

               (c) A copy of the executed Non-Compete Agreement between Seller and its employee, Larry Reger, in substantially the form attached hereto as Exhibit C.

          1.7 Purchase Price Allocation. Buyer and Seller shall negotiate in good faith the allocation of the Purchase Price among the Assets in accordance with Sections 1060 of the Internal Revenue Code (the "Code"). The Parties will prepare and file their tax returns and all other requested filings based on such allocation and shall take no position contrary thereto. In the event that the Buyer and Sellers do not agree upon such allocation prior to the date which is sixty (60) days prior to the earliest date upon which either of Buyer or Seller, as the case may be, U.S. federal tax return reflecting the transactions contemplated by the this Agreement is due, each of the Parties may file IRS Form 8594 and any federal, state or local tax returns allocating the consideration in the manner each believes appropriate, provided that such allocation is reasonable and in accordance with Section 1060 of the Code and the regulations thereunder.

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                                   ARTICLE II

                    REPRESENTATIONS AND WARRANTIES OF SELLER

          Seller and Shareholder hereby jointly and severally make the following representations and warranties to Buyer, each of which is true and correct on the date hereof and each of which shall survive the execution of this Agreement, as set forth in Section 6.1:

          2.1 Corporate Organization, Qualification and Power.

          Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Tennessee. Seller has all requisite corporate power and authority to own, lease and use the Assets and to conduct the Business and holds all authorizations, licenses and permits necessary and required therefor. Seller is duly licensed or qualified to do business as a foreign corporation and is in good standing in the state(s) or other jurisdictions listed on Schedule 2.1.

          2.2 Corporate Power and Authority.

               (a) Each of Seller and Shareholder has the full corporate power and authority to enter into this Agreement and each of the Related Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Seller and Shareholder of this Agreement and each of the Related Agreements has been duly authorized by all requisite corporate action, and all required approvals of the directors and shareholders of Seller or Shareholder, as the case may be, in connection therewith have been received. Each of this Agreement and the Related Agreements constitutes the valid and binding obligation of Seller or Shareholder, respectively, and is enforceable against Seller or Shareholder in accordance with its respective terms.

               (b) Neither Seller nor Shareholder is a party to, subject to or bound by any note, bond, mortgage, indenture, deed of trust, agreement, lien, contract or other instrument or obligation or any statute, law, rule, regulation, judgment, order, writ, injunction, or decree of any court, administrative or regulatory body, governmental agency, arbitrator, mediator or similar body, franchise or license, which would (i) conflict with or be breached or violated or the obligations thereunder accelerated or increased (whether or not with notice or lapse of time or both) by the execution, delivery or performance by it of this Agreement or any of the Related Agreements, or (ii) prevent the carrying out of the transactions contemplated hereby or by any of the Related Agreements. The execution, delivery and performance of this Agreement by Seller and the Shareholder will not conflict with, breach or violate the articles of incorporation or bylaws of Seller or the Shareholder. Except as set forth on Schedule 2.2, no waiver or consent of any third person or governmental authority is required for the execution of this Agreement or any of the Related Agreements by Seller or Shareholder or the consummation of the transactions contemplated hereby or thereby. The execution of this Agreement and each of the Related Agreements and the consummation of the transactions contemplated hereby and thereby will not result in the creation of any lien, claim, encumbrance, security interest, charge, pledge, or other restriction or adverse claim of whatever nature (collectively, "Liens") against the Assets.

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          2.3 Financial Statements.

          Attached hereto as Schedule 2.3 are true, complete and correct copies of (i) the unaudited balance sheet (the "Balance Sheet") of the Business as of September 30, 2004 (the "Balance Sheet Date") and the related statements of income and cash flows (or the equivalent) for the period then ended and (ii) the unaudited balance sheets of the Business as of December 31, 2003 and the related statement of income and cash flows (or the equivalent) for the fiscal year then ended ((i) and (ii) together, the "Financial Statements"). Each of the Financial Statements (including in all cases the notes thereto, if any) has been based upon the information contained in Seller's books and records (which books and records are correct and complete), is accurate and complete and presents fairly the financial condition, results of operations and changes in cash flows of the Business as of the times and for the periods referred to therein, and such Financial Statements (including all reserves included therein) have been prepared in accordance with generally accepted accounting principles ("GAAP"), consistently applied, except for the absence of footnotes and subject to customary year end adjustment.

          2.4 Events Subsequent to September 30, 2004

          Since the Balance Sheet Date, except as set forth on Schedule 2.4, there has been no:

               (a) damage, destruction or loss, whether covered by insurance or not, affecting the Assets;

               (b) transaction entered into or carried out by Seller or Shareholder with respect to the Business other than in the ordinary course of the business;

               (c) grant of any Lien with respect to the Assets;

               (d) transfer of any assets of the Business which might have become Assets other than arm's-length sales, leases, or dispositions in the ordinary course of the business; and

               (e) modification of any contract included in the Customer Agreements or Unfulfilled Orders or any term thereof.

          2.5 Necessary Property and Transfer of Assets.

          Except as set forth on Schedule 2.5, the Assets and the Assumed Liabilities constitute all property and property rights now used or necessary for the conduct of the Business in the manner and to the extent presently conducted or planned by the Seller. There exists no condition, restriction or reservation affecting the title to or utility of the Assets or the Assumed Liabilities which would prevent Buyer from utilizing the Assets, or any part thereof, to the same extent that Seller might continue to do so if the sale and transfer contemplated hereby did not take place. Upon the execution of this Agreement and delivery of Related Agreements, good and marketable title to the Assets and the rights under the Assumed Liabilities shall be vested in Buyer free and clear of all Liens.

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          2.6 No Breach of Law or Governing Document; Licenses and Permits.

          Seller has complied with and Seller is not in default under or in violation of any applicable statute, law, ordinance, decree, order, rule, or regulation of any Government (as defined below) ("Law") with respect to its operations of the Business or the Assets, or the provisions of any license with respect to the Business or the Assets, or in default under or in violation of any provision of its respective constituent documents. Seller holds all licenses or permits required to conduct the Business as presently conducted and to operate the Assets, and each such license or permit is valid, in full force and effect, and listed on Schedule 2.6. Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby do or will constitute or result in a default under or violation of any such permit or license.

          2.7 Contracts and Commitments.

          Attached hereto as Schedules 1.1(a), 1.1(b) or attached to Exhibit A and Exhibit B are true, correct and complete copies of each Customer Agreement and Unfulfilled Order included in the Assets or Unfulfilled Orders (collectively, the "Contracts"). Each Contract is a valid and binding obligation of Seller and the other parties thereto in accordance with its terms and conditions. Neither the Seller, nor, to Seller's knowledge, any other party to a Contract is in material default under or in violation of any Contract, and there are no material disputes with regard to any Contract. No event has occurred which, with the passage of time or the giving of notice, or both, would constitute, and none of the execution of this Agreement, the Related Agreements or the consummation of the transactions contemplated hereby do or will constitute or result in, a default under or a violation of any Contract by Seller, nor to Seller's knowledge, by any other party to any Contract, or would cause the acceleration of any obligation or the creation of a Lien upon any Asset. None of the Contracts has been modified, supplemented, addended or amended in any respect, except as reflected in the copy of such Contract attached hereto, and such Contract represents the sole contract, agreement or obligation of Seller or Shareholder with respect to such party. Each Contract will be duly assigned to Buyer on the execution hereof and upon such assignment, Buyer will acquire all right, title and interest of the Seller in and to such Contract and will be substituted for Seller under the terms of such Contract. Except as set forth in Schedule 2.7, no consent or waiver is required for assignment of Customer Contracts.

          2.8 Undisclosed Liabilities.

          In connection with the Business, other than as incurred in the ordinary course of business consistent with past practice, Seller does not have any liabilities or obligations whether accrued, absolute, contingent, unliquidated or otherwise and to Seller's knowledge, there is no basis for any such liability or obligation or any claim in respect thereof. All liabilities and obligations other than the Assumed Liabilities, shall remain the Seller's liabilities and obligations from and after the execution of this Agreement and the consummation of the transactions contemplated hereby.

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          2.9 Taxes.

               (a) All tax returns ("Returns") required to be filed by Seller on or prior to the execution hereof with respect to Taxes (as defined below) have been or will be timely filed and all such Returns are correct and complete.

               (b) All amounts shown on each of such Returns have been paid or will be paid when due.

               (c) Seller is not aware of any grounds for the assertion or assessment of any Taxes against Seller, the Assets or the Business other than those reflected or reserved against on the Balance Sheet.

               (d) Neither the Assets nor the Business are and neither will be encumbered by any Liens arising out of any unpaid Taxes and Seller is not aware of any grounds for the assertion or assessment of any Liens against the Assets or the Business in respect of any Taxes.

               (e) The transactions contemplated by this Agreement will not give rise to (i) the creation of any Liens against the Assets or the Business in respect of any Taxes or (ii) the assertion of any additional Taxes against the Assets or the Business.

               (f) There is no action or proceeding or unresolved claim for assessment or collection, pending or threatened, by, or present or expected dispute with, any Government (as hereinafter defined) authority for assessment or collection from Seller of any Taxes of any nature affecting the Assets or the Business.

               (g) There is no extension or waiver of the period for assertion of any Taxes against the Seller affecting the Assets or the Business.

               (h) Seller and Shareholder have complied with all Laws relating to the withholding of Taxes and the payment thereof (including, without limitation, withholding of Taxes under Section 1441 and 1442 of the Code, or similar provision under foreign laws), and have timely and properly withheld from employee wages and paid over to the proper Government all amounts required to withhold and be paid over under applicable Law.

               (i) As used in this Agreement, "Taxes" means all taxes, charges, fees, levies, or other like assessments, including without limitation income, gross receipts, ad valorem, value added, premium, excise, real property, personal property, windfall profit, sales, use, transfer, license, withholding, employment, payroll, and franchise taxes imposed by: the United States or any foreign nation or bilateral or multilateral governmental authority, or any state or local governmental unit or subdivision thereof, or any branch, agency, or judicial body thereof ("Government"); and shall include any interest, fines, penalties, assessments, or additions to tax resulting from, attributable to, or incurred in connection with any such Taxes or any contest or dispute thereof.

          2.10 Litigation and Arbitration.

               (a) Except as set forth on Schedule 2.10, there is no suit, claim, action or proceeding against Seller or relating to the Business now pending or, to the best knowledge of Seller, threatened before any court, grand jury, administrative or regulatory body, Government agency, arbitration or mediation panel or similar body to which Seller is a party or which may result in any judgment, order, decree, liability, award or other determination which will or may reasonably be expected to have an adverse effect upon any of the Seller, the Assets, the Assumed Liabilities or the Business. No such judgment, order, decree or award has been entered or is pending against Seller nor to Seller's knowledge has any liability been incurred which has, or may reasonably be expected to have, such effect.

          2.11 Affiliate Transactions.

          Except as set forth on Schedule 2.11, no director, officer, employee or affiliate of Seller or Shareholder or any individual related by blood, marriage or adoption to any such individual or any entity in which any such individual or entity owns any beneficial interest, is a party to any agreement, contract, commitment or other form of transaction or arrangement with either Seller or Shareholder in connection with the Business or has any interest in any property used by or in connection with the Business.

          2.12 Brokers, Finders.

          Seller has not retained any broker, finder or agent or agreed to pay any brokerage fees, finder's fees or commissions with respect to the transactions contemplated by this Agreement.

          2.13 Full Disclosure.

          No representation or warranty of Seller or Shareholder herein and no statement, information or certificate furnished or to be furnished by Seller pursuant hereto or in connection with the transactions contemplated hereby contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements herein or therein misleading.

                                   ARTICLE III

                               COVENANTS OF SELLER

          Seller covenants and agrees that from and after the date of this
Agreement:

          3.1 Tax Matters.

               (a) Seller shall pay all applicable tax determinations that are based on transactions relating to the Business dated before the date of this Agreement.

               (b) Seller agrees to furnish or cause to be furnished, upon request, as promptly as practicable, such information and assistance (including access to books and records) relating to the Assets as is reasonably necessary for the preparation of any return for Taxes, claims for refund or audit or prosecution or defense of any claim, suit or proceeding relating to any proposed adjustment of Taxes paid.

               (c) Seller shall provide or obtain from any taxing authority any certificate or other document necessary to mitigate, reduce or eliminate any Taxes (including additions thereto or interest and penalties thereon) that otherwise would be imposed with respect to the transactions contemplated in this Agreement.

          3.2 Referral of Callers. Seller hereby covenants and agrees that for all callers seeking to purchase from Seller medical supplies (other than those medical supplies permitted to be sold pursuant to the Retained Business), Seller shall refer the caller to Buyer and, for a period of sixty (60) days following the execution hereof, Seller, at Buyer's expense, will maintain its current telephone number(s) for the Business, will cause such purchase order to be processed in such manner as Buyer may request. Seller shall also cooperate with Buyer in forwarding such telephone numbers (other than the 800 number of Seller) to Buyer as Buyer may reasonably request but no sooner than one hundred twenty
(120) days from the date hereof.

                                   ARTICLE IV

                     REPRESENTATIONS AND WARRANTIES OF BUYER

          In order to induce Seller to sell the Assets, Buyer makes the following representations and warranties, each of which representations and warranties is true and correct on the date hereof and will be true and correct on the date of consummation of the transactions contemplated hereby.

          4.1 Corporate Authority. With respect to Buyer and its business, Buyer represents and warrants, in particular, that:

               (a) Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota.

               (b) Buyer has all necessary power and authority to enter into this Agreement and each of the Related Agreements to which it is a party, to execute and deliver the documents and instruments required of Buyer herein, to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder.

               (c) Buyer is duly authorized to execute, deliver and perform this Agreement and all documents and instruments and transactions contemplated hereby or incidental hereto. The execution, delivery and performance by Buyer of this Agreement and each of the Related Agreements has been duly authorized by all requisite corporate action, and all required approvals of the directors and shareholders of Buyer, as the case may be, in connection therewith have been received. Each of this Agreement and the Related Agreements constitutes the valid and binding obligation of Buyer and is enforceable against Buyer in accordance with its respective terms.

          4.2 Commissions. Buyer has dealt with no broker, finder or any other person, in connection with the purchase of or the negotiation of the purchase of the Assets that might give rise to any claim for commission against Seller or any lien against the Assets.

                                    ARTICLE V

                             COVENANT NOT TO COMPETE

     In consideration of the consummation of the transactions contemplated hereby:

     Seller and Shareholder agree that they shall not:

          (a) directly or indirectly through any affiliate or other entity, as a principal, employee, partner, agent or otherwise, compete, assist in or provide financial resources to any activity which competes with the Business as presently conducted by Seller or as presently conducted by Buyer other than the Retained Business, for a period of five (5) consecutive years from the date of this Agreement (the "Restrictive Period") anywhere in the United States; provided, however, that the running of such time period shall be tolled during any period of time during which Seller or Shareholder violates this Article V;

          (ii) use or disclose to anyone except authorized personnel of Buyer, whether or not for its benefit or otherwise, any confidential matters concerning the Business as conducted by Buyer (or conducted by Seller prior to the date of this Agreement), including, without limitation, secrets, customer lists and credit records, employee data, sales representatives and their territories, mailing lists, consultancy arrangements, pricing policies, operational methods, marketing plans or strategies, product development and techniques or plans, research and development programs and plans, business acquisition plans, new personnel acquisition plans, designs and design projects and any other research or business information concerning the Business which either Seller or Buyer currently deems to be confidential (whether or not a trade secret under applicable law), except to the extent such information or material becomes publicly known through no fault of either Seller or Shareholder (or their respective directors, officers, managers, members, agents or employees); and

          (iii) directly or indirectly during the Restrictive Period solicit, encourage to leave employment, or hire any employee of the Buyer or any person, who at the time of hire by Seller or any affiliate of Seller had been an employee of the Buyer within the previous 12 months and who had been involved in Buyer's medical surgical supply business or induce or attempt to induce, or assist anyone else to induce or attempt to induce, any Customer to reduce or discontinue its business with Buyer or disclose to anyone else the name and/or requirements of any such Customer; provided however, nothing in this subsection shall prohibit Seller or its affiliates from hiring any such individuals who respond to general solicitations for employment not specifically directed at them.

          (b) Notwithstanding the foregoing of this Article V, Seller and Shareholder may participate in the Retained Business.

          (c) Seller and Shareholder acknowledge that the foregoing restrictions are reasonable and agree that in the event of any breach thereof the harm to Buyer will be irreparable and without adequate remedy at law, and therefore that injunctive relief with respect thereto will be appropriate. In the event that a court of competent jurisdiction determines, in an action brought by or on behalf of Buyer, that any of the foregoing provisions are unenforceable as stated, the parties intend that such restrictions be modified to permit the maximum enforceable restriction on Seller's and Shareholder's competition with the Business.

                                   ARTICLE VI

                                 INDEMNIFICATION

          6.1 Survival of Representations and Warranties.

          All representations and warranties of the parties made in this Agreement, the Related Agreements or in any Exhibit, statement, Schedule, certificate, instrument or any document delivered pursuant hereto shall survive for two years following the consummation of the transactions contemplated hereby. All representations and warranties hereunder shall be deemed to be material and relied upon by the parties with or to whom the same were made, notwithstanding any investigation or inspection made by or on behalf of such party or parties.

          6.2 Indemnification of Buyer.

          Each of Seller and Shareholder shall jointly and severally hold Buyer, and its respective affiliates and the shareholders, directors, officers, partners, successors, assigns, and agents of each of them (the "Buyer Indemnified Persons"), harmless and indemnify Buyer from and against any and all claims, losses, damages, liabilities, penalties, fines, expenses or costs ("Losses"), plus reasonable attorneys' fees and expenses incurred in connection with Losses and/or enforcement of this Agreement (in all, "Indemnified Losses"), incurred by any Buyer Indemnified Person resulting from or arising out of:

               (a) any breach or violation of Seller's or Shareholder's representations, warranties, covenants, or agreements contained in this Agreement or in any documents delivered pursuant hereto;

               (b) the assertion against any Buyer Indemnified Person of any liability or obligation of Seller, Shareholder or any of their affiliates other than the Assumed Liabilities;

               (c) the assertion of any claim relating to the liability of Seller, Shareholder or any of its affiliates for their own Taxes or their liability, if any, for Taxes of others (for example, by reason of transferee liability or application of Treas. Reg. Section 1.1502-6);

               (d) the assertion of any claim for Taxes claimed or assessed against Buyer or the Assets for any taxable period ending on or before the consummation of the transactions contemplated hereby and the execution hereof, including any Losses sustained in a tax period of Buyer ending after the consummation of the transactions contemplated hereby arising out of the settlement or other resolution of a proposed tax adjustment which relates to a tax period ending on or before the consummation of the transactions contemplated hereby;

               (e) the assertion of any claim for personal injury, death, property or economic damage, or other product or strict liability claim arising from the sale or other distribution of any product by Seller, or the provision of any service by Seller, prior to the consummation of the transactions contemplated hereby; or

               (f) the assertion of any claim, liability or obligation arising out of circumstances or occurrences or operations of Seller or the Business prior to the consummation of the transactions contemplated hereby.

          6.3 Indemnification of Seller and Shareholder.

          Buyer shall hold Seller and Shareholder and their respective affiliates and the shareholders, directors, officers, partners, successors, assigns, and agents of each of them (the "Seller Indemnified Persons") harmless and indemnify each of them from and against any and all Indemnified Losses incurred or to be incurred by any Seller Indemnified Person resulting from or arising out of:

               (a) any breach or violation of Buyer's representations, warranties, covenants and agreements contained in this Agreement; or

               (c) the use of the Assets in the business and operations of Buyer after the execution hereof, except in each case to the extent Buyer is entitled to be indemnified pursuant to Section 6.2 hereof with respect to the facts and circumstances giving rise to such Seller Indemnified Person's claim.

          6.4 Notice of Claim.

          In the event that a party seeks indemnification hereunder such party (the "Indemnified Party") shall give written notice to the indemnifying party (the "Indemnifying Party") specifying the facts constituting the basis for such claim and the amount, to the extent known, of the claim asserted. Subject to the terms hereof, the Indemnifying Party shall pay the amount of any valid claim not more than ten calendar days after the Indemnified Party provides notice to the Indemnifying Party of such amount. If the Indemnifying Party disputes the validity or amount of any such claim, the Indemnifying Party shall so notify the Indemnified Party in writing within ten calendar days after the Indemnified Party provides notice to the Indemnifying Party of such claim, specifying in reasonable detail the points of disagreement. Upon receipt of such notice of dispute, the Indemnified Party shall promptly consult with the Indemnifying Party with respect to such points of disagreement in an effort to resolve the dispute. If any such dispute cannot be resolved by the Indemnified Party and Indemnifying Party within 30 calendar days after the Indemnified Party receives the notice of dispute, then either of such parties can sue the other party in a court of competent jurisdiction.

                                   ARTICLE VII

                            MISCELLANEOUS PROVISIONS

          7.1 Binding Agreement. This Agreement shall be binding on and shall inure to the benefit of the parties named herein and to their respective heirs, administrators, executors, personal representatives, successors and assigns.

          7.2 Assignment. Neither party may assign its rights, obligations or interests hereunder without the prior written consent of the other party.

          7.3 Notices. All notices, requests, demands and other communications hereunder shall be deemed to have been duly given if the same shall be in writing and shall be delivered personally or sent by registered or certified mail, postage pre-paid, and addressed as set forth below:

               (a)  If to Seller:

                    McKesson Medical-Surgical Minnesota Supply Inc. 8741 Landmark Road
                    Richmond, Virginia 23228
                    Attn: President

                    With a copy to:

                    McKesson Medical-Surgical Minnesota Supply Inc. 8121 10th Avenue North
                    Golden Valley, Minnesota 55427
                    Attn: Legal Department

               (b)  If to Buyer:

                    Advocat Distribution Services, Inc.
                    277 Mallory Station Road, Suite 130
                    Franklin, TN 37067
                    Attn: Mr. William R. Council

                    With a copy to:

                    Harwell Howard Hyne Gabbert & Manner, P.C.
                    315 Deaderick Street, Suite 1800
                    Nashville, TN 37238
                    Attn: Susan Sidwell

          Any party may change the address to which notices are to be addressed by giving the other parties notice in the manner herein set forth.

          7.4 Nature of Representations, Warranties, Covenants and Agreements. Each and every representation and warranty and covenant and agreement made by the parties and contained in this Agreement or in any instrument, certificate or other document delivered pursuant to this Agreement and shall be binding upon and inure to the benefit of the parties hereto and their respective personal representatives, successors and assigns.

          7.5 Governing Law. This Agreement shall be construed and interpreted according to the laws of the State of Minnesota.

          7.6 Entire Agreement. This Agreement, together with all the Exhibits and Schedules attached hereto and incorporated by reference herein, constitutes the entire undertaking between the parties hereto, and supersedes any and all prior agreements, arrangements and understandings between the parties.

          7.7 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall constitute an original.

          7.8 Captions. The captions of this Agreement are for convenience of reference only and shall not define or limit any of the terms or provisions hereof.

          7.9 Severability. Should any one or more of the provisions of this Agreement be determined to be invalid, unlawful or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby.

          7.10 Bulk Sales. Seller agrees to indemnify, defend and hold harmless Buyer from any and all loss, cost or expenses resulting from the assertion of claims made against the Assets sold hereunder or against Buyer by creditors of Seller under any bulk sales law with respect to liabilities and obligations of Seller not assumed by Buyer hereunder, such indemnity to be in accordance with the provisions of Article VI.

          7.11 Confidentiality.

          No party to this Agreement shall make any announcement or other disclosure of the terms hereof or the transactions contemplated hereby (except disclosure to their respective professional advisors) without the mutual written consent of Seller, Shareholder and the Buyer, except as required by Law.

          7.12 Further Assurances.

          From time to time after the date hereof, the Parties shall, at their own expense, execute and deliver, or cause to be executed and delivered, all such other instruments, including instruments of conveyance, assignment and transfer and to make all filings with and to obtain all consents, approvals or authorizations of any Governmental or regulatory authority or any other person under any permit and take all such other actions as such Party may reasonably be requested to take by another Party to this Agreement, consistent with the terms of this

Agreement, in order to effectuate better the provisions and purposes of this Agreement and the transactions contemplated by this Agreement.

            [The remainder of this page is intentionally left blank.]

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                        MCKESSON MEDICAL SURGICAL MINNESOTA
                                        SUPPLY INC. a Minnesota corporation


                                        By: /s/ Carol A. Muratore
                                            ------------------------------------


                                        ADVOCAT DISTRIBUTION SERVICES, INC.,
                                        a Tennessee corporation


                                        By: /s/ William R. Council III
                                            ------------------------------------


                                        DIVERSICARE MANAGEMENT SERVICES, INC.,
                                        a Tennessee corporation


                                        By: /s/ William R. Council III
                                            ------------------------------------